UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

651 Gateway Boulevard, Suite 950

South San Francisco, CA 94080-7111

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2005, the Company’s Compensation Committee approved; and in the case of Dr. Scarlett recommended to the Board, which approved:

(1)	bonuses for work performed in 2004 for the following executive officers; provided that such bonuses will not be paid to such executive officers until such time as the 2004 bonuses are paid to the Company’s employees: Ross G. Clark ($60,000); Andrew J. Grethlein ($50,000); Timothy P. Lynch ($60,000); Mike Parker ($46,000); Stephen N. Rosenfield ($30,000); John Scarlett ($140,000); and Thomas Silberg ($70,000).

(2)	amendments to the offer letters or agreements, as the case may be, between the Company and executive officers Dr. Clark, Mr. Lynch, Mr. Rosenfield, Dr. Scarlett and Mr. Silberg with respect to change of control (as defined in the offer letter or agreement) provisions to be effective upon the officer’s termination as follows: (a) full acceleration of all unvested options at the officer’s termination date; (b) for Dr. Scarlett and Mr. Lynch, up to two years’ severance; (c) for Dr. Clark and Messrs. Rosenfield and Silberg, up to one year’s severance, and (d) for Messrs. Lynch, Rosenfield and Silberg, Company-paid COBRA benefits that match the term of the severance, in each case, subject to the officer signing a release in favor of the Company and a Company agreement with customary provisions regarding confidentiality, non-solicitation and non-disparagement.

Item 8.01 Other Events.

On February 28, 2005, Tercica, Inc. issued a press release and announced that it had submitted a New Drug Application (NDA) in the electronic Common Technical Document (eCTD) format to the U.S. Food and Drug Administration (FDA) to market Increlex™ (mecasermin [rDNA origin] injection), a recombinant human Insulin-like Growth Factor-1 (rh-IGF1), for the long-term treatment of growth failure in children with severe primary IGF-1 deficiency (Primary IGFD). The Company’s press release is attached as Exhibit 99.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Press Release issued by Tercica, Inc. on February 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

February 28, 2005	By:	/s/ STEPHEN N. ROSENFIELD
Stephen N. Rosenfield
Senior Vice President of Legal Affairs

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “Tercica Submits New Drug Application for Increlex™ as a Treatment for Short Stature Caused by Primary IGF-1 Deficiency,” dated February 28, 2005.